GeNOsys Appoints Two Directors

PROVO, Utah.—January 11, 2011  GeNOsys, Inc. (OTCBB: GNYS) today announced the appointment of two additional directors.  Mr. Gordon D. Barker and Mr. Keith L. Merrell have accepted board positions.

Mr. Barker served as the Chief Executive Officer of Thrifty Payless Drug Stores, Inc., a $5.1 billion company, and was instrumental in negotiating its merger with Rite-Aid Drugs.  Mr. Barker currently serves on a number of Board of Directors for both public and private companies, including Vice Chairman and Lead Outside Independent Director of United Natural Foods, Inc., NuMedics, Inc., and American Consulting Technology & Research.  Mr. Barker has also served as Chairman of the Juvenile Diabetes Research Foundation International.

Mr. Merrell has made valuable contributions as the Chief Financial Officer of GeNOsys.  Prior to joining GeNOsys, he was the Chief Financial Officer of Specialized Health Products, Inc., a public company which developed and manufactured medical devices which required FDA approval before they could be introduced into the marketplace.

“We are very fortunate to have a person with the experience of Mr. Barker join our board.  His vision and experience will be invaluable as we develop our product strategies,” stated Mr. John W.R. Miller, Chairman of the Board.  “Mr. Merrell is also a valued addition to our board, bringing his financial, manufacturing and FDA regulatory experience.”

About GeNOsys:

GeNOsys, Inc. (generated nitric oxide systems) is a medical research and development company specializing in pharmaceutical, biotechnical and medical gas generating systems. Nitric oxide gas will be one of the medical gases that will be generated along with various combinations of beneficial medical gases suitable for the control of human disease. Distribution will be accelerated through the use of already existing distribution networks that currently sell related respiratory products. For further information, see the Company’s Website at: www.genosysusa.com.

This press release may contain forward-looking statements including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, changes in anticipated earnings of the company and other factors detailed in the company’s filings with the SEC. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:

GeNOsys, Inc.

Keith Merrell, 801-623-4751

kmerrell@genosysusa.com

Source: GeNOsys, Inc.